Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS FIRST QUARTER RESULTS INCLUDING RECORD BACKLOG

•                  EARNINGS PER SHARE OF $0.91, UP FROM $0.78 PER SHARE A YEAR AGO

•                  NEW AWARDS OF $8.4 BILLION

•                  BACKLOG UP $3.0 BILLION OVER LAST QUARTER TO A RECORD $42.5 BILLION

IRVING, TEXAS — May 3, 2012 — Fluor Corporation (NYSE: FLR) today announced financial results for its first quarter ended March 31, 2012.  Net earnings attributable to Fluor for the first quarter rose to $155 million, or $0.91 per diluted share, compared with $140 million, or $0.78 per diluted share in the first quarter of 2011.  Consolidated segment profit for the quarter was $253 million, compared with $249 million a year ago.  Consolidated revenue was $6.3 billion, up 24 percent from $5.1 billion in the first quarter of 2011.  First quarter results included double-digit revenue and profit growth in the Oil & Gas, Industrial & Infrastructure and Global Services segments.

New awards for the first quarter were strong at $8.4 billion, up from $6.2 billion a year ago.  Segment awards included $3.9 billion in Oil & Gas, $3.7 billion in Industrial & Infrastructure, $389 million in Government and $249 million in Global Services.  Consolidated backlog for the quarter rose to a company record of $42.5 billion, up 14 percent from a year ago and up 8 percent over last quarter.

“Fluor’s strong international presence helped drive new awards of $8.4 billion in the first quarter, including sizable awards in oil and gas production, refining and mining.  I’m particularly pleased with the award of several key energy projects which will support growth in our Oil & Gas segment,” said Chairman and Chief Executive Officer, David Seaton.  “Looking ahead, we see very good growth opportunities across our diversified global business segments.”

Corporate G&A expense for the first quarter of 2012 was $38 million, which compares with $34 million in the first quarter of 2011.  The first quarter effective tax rate was 26 percent, which is lower than the rate expected for the full year.  Fluor’s financial condition remains very strong, with cash plus current and noncurrent marketable securities totaling $2.7 billion at the end of the quarter.

Outlook

First quarter financial results, including solid earnings, strong new awards and record backlog, support the company’s growth expectations for 2012.  Therefore, the company is reaffirming its 2012 EPS guidance range of $3.40 - $3.80 per diluted share.

Business Segments

Fluor’s Oil & Gas business reported segment profit of $73 million, which rose 19 percent from the first quarter of 2011.  Revenue grew 23 percent to $2.0 billion, compared with $1.7 billion last year.  First quarter results reflect improvements in both the upstream and downstream business lines.  New awards for the segment totaled $3.9 billion in the quarter, the highest quarterly booking total in over a year, which compares with $966 million in the first quarter of 2011.  The strong first quarter included an upstream award from TCO in Kazakhstan, two downstream refining projects for Reliance Industries in India, refinery work for Pemex in Mexico and incremental scope on oil sands and offshore projects in Canada.  Backlog at the end of the first quarter rose to $16.8 billion, up from $13.6 billion a year ago.

The Industrial & Infrastructure group reported segment profit of $103 million, up from $92 million in the first quarter of 2011.  Revenue for the segment was $2.8 billion, up 40 percent from a year ago.  First quarter results were driven mainly by substantial growth in the mining and metals business line.  New awards in the first quarter totaled $3.7 billion, including the award of an iron ore project in Western Australia, a copper mine expansion project in Peru and two copper projects in the United States.  Backlog at the end of the quarter rose to $21.4 billion, up from $19.8 billion a year ago, mainly due to strong new awards in mining and metals.

Government posted segment profit of $35 million, compared with $34 million in the first quarter of 2011.  Segment profit for the quarter was impacted by charges totaling $13 million related to an adverse judgment associated with the company’s claim on an embassy project.  Revenue for the quarter grew to $850 million, compared with $818 million a year ago.  New awards totaled $389 million in the first quarter, compared with $882 million last year which included the initial award for the Portsmouth gaseous diffusion project in Ohio.  Backlog at the end of the quarter was $695 million, compared with $811 million a year ago.

Segment profit for Global Services was $43 million in the first quarter, up from $31 million a year ago.  Revenue for the quarter increased 13 percent to $426 million.  Profit improvements were mainly driven by the operations and maintenance and equipment business lines, while the revenue increase was primarily driven by the equipment business line.  New awards for the quarter were $249 million and ending backlog was $1.9 billion, compared with $2.2 billion a year ago.

Fluor’s Power group reported a first quarter segment loss of $1.9 million, which includes research and development activities associated with NuScale.  As expected, revenue declined in the quarter to $175 million, which compares with $212 million a year ago.  New awards for the quarter were $93 million and segment backlog was $1.8 billion, which is up from $812 million in the first quarter of 2011.

First Quarter Conference Call

Fluor will host a conference call at 5:30 p.m. Eastern Time on Thursday, May 3, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) designs, builds and maintains many of the world’s most challenging and complex projects.  Founded in 1912, John Simon Fluor Sr. started the Company with a modest investment of $100.  Since those humble beginnings, the Company has grown into one of the largest engineering & construction companies in the world.  Fluor is celebrating its 100th anniversary during 2012.

Today, through its global network of offices on six continents, the company provides comprehensive capabilities and world-class expertise in engineering, procurement, construction, commissioning, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 200 company and had revenue of $23.4 billion in 2011.  For more information, visit www.fluor100.com and www.fluor.com.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” “estimates” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things, failure to achieve projected backlog, revenue and/or earnings levels; difficulties or delays incurred in the execution of contracts, or failure to accurately estimate the resources and time necessary for our contracts, resulting in cost overruns or liabilities; intense competition in the global engineering, procurement and construction industry; the Company’s failure to receive anticipated new contract awards; current economic conditions affecting our clients, partners, subcontractors and suppliers, which may result in decreased capital investment or expenditures by our clients or other financial difficulties from our partners, subcontractors or suppliers; delays or defaults in client payments; the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; foreign economic and political uncertainties; failure of our suppliers, subcontractors or joint venture partners to provide supplies or services at agreed-upon levels or times; risks or uncertainties associated with events outside of our control, such as the effects of severe weather, that may significantly affect operations, result in higher costs or subject the Company to liability claims; client cancellations of, or scope adjustments to, existing contracts, including the Company’s government contracts that may be terminated at any time, and the related impacts on staffing levels and cost; liabilities arising from faulty engineering services; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; the impact of anti-bribery and international trade laws and regulations; risks or uncertainties associated with acquisitions, dispositions and other investments; possible information technology interruptions or inability to protect intellectual property; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; failure to maintain safe worksites; and the impact of environmental, health and safety regulations or other laws.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 22, 2012. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED MARCH 31	2012	2011
Revenue	$6,290.1	$5,057.8
Cost and expenses:
Cost of revenue	6,014.2	4,787.6
Corporate general and administrative expense	37.8	33.8
Interest income, net	(2.7)	(4.7)
Total cost and expenses	6,049.3	4,816.7
Earnings before income taxes	240.8	241.1
Income tax expense	63.6	79.9
Net earnings	177.2	161.2
Net earnings attributable to noncontrolling interests	(22.3)	(21.5)
Net earnings attributable to Fluor Corporation	$154.9	$139.7
Basic earnings per share
Net earnings	$0.92	$0.79
Weighted average shares	168.9	175.8
Diluted earnings per share
Net earnings	$0.91	$0.78
Weighted average shares	170.4	179.0
New awards	$8,394.2	$6,195.5
Backlog	$42,453.4	$37,186.1
Work performed	$6,107.5	$4,928.7

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED MARCH 31	2012		2011
Revenue
Oil & Gas	$2,040.8		$1,656.1
Industrial & Infrastructure	2,797.9		1,993.1
Government	850.1		818.5
Global Services	426.4		378.5
Power	174.9		211.6
Total revenue	$6,290.1		$5,057.8

Segment profit (loss) $ and margin %
Oil & Gas	$73.4	3.6%	$61.8	3.7%
Industrial & Infrastructure	103.3	3.7%	92.1	4.6%
Government	35.3	4.2%	34.1	4.2%
Global Services	43.2	10.1%	31.0	8.2%
Power	(1.9)	(1.1)%	29.5	13.9%
Total segment profit $ and margin %	$253.3	4.0%	$248.5	4.9%

Corporate general and administrative expense	(37.8)		(33.8)
Interest income, net	2.7		4.7
Earnings attributable to noncontrolling interests	22.6		21.7
Earnings before taxes	$240.8		$241.1

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	MARCH 31,	DECEMBER 31,
	2012	2011
Cash and marketable securities, including noncurrent	$2,650.7	$2,761.4
Total current assets	6,164.9	5,880.6
Total assets	8,521.2	8,270.3
Total short-term debt	19.2	19.5
Total current liabilities	3,904.1	3,840.1
Long-term debt	513.6	513.5
Shareholders’ equity	3,542.1	3,395.5

Total debt to capitalization % (based on shareholders’ equity)	13.1%	13.6%
Shareholders’ equity per share	$20.97	$20.09

SELECTED CASH FLOW ITEMS

($ in millions)

THREE MONTHS ENDED MARCH 31	2012	2011

Cash (utilized) provided by operating activities	$(47.1)	$370.5

Investing activities
Net sales (purchases) and maturities of marketable securities	(133.2)	7.4
Capital expenditures	(54.3)	(55.6)
Proceeds from disposal of property, plant and equipment	37.2	12.9
Other items	(1.9)	1.9
Cash utilized by investing activities	(152.2)	(33.4)

Financing activities
Repurchase of common stock	(27.5)	(245.6)
Dividends paid	(21.4)	(22.8)
Repayment of convertible debt	(0.3)	(31.5)
Distributions paid to noncontrolling interests, net of contributions	(18.4)	(27.1)
Other Items	3.4	11.6
Cash utilized by financing activities	(64.2)	(315.4)

Effect of exchange rate changes on cash	24.4	35.0

(Decrease) increase in cash and cash equivalents	$(239.1)	$56.7

Depreciation	$51.8	$48.5

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED MARCH 31	2012		2011		% Chg

Oil & Gas	$3,920	47%	$966	16%	306%
Industrial & Infrastructure	3,743	44%	3,869	62%	(3)%
Government	389	5%	882	14%	(56)%
Global Services	249	3%	422	7%	(41)%
Power	93	1%	57	1%	63%
Total new awards	$8,394	100%	$6,196	100%	35%

BACKLOG TRENDS

($ in millions)

AS OF MARCH 31	2012		2011		% Chg

Oil & Gas	$16,751	40%	$13,563	37%	24%
Industrial & Infrastructure	21,372	50%	19,807	53%	8%
Government	695	2%	811	2%	(14)%
Global Services	1,880	4%	2,193	6%	(14)%
Power	1,755	4%	812	2%	116%
Total backlog	$42,453	100%	$37,186	100%	14%

United States	$8,774	21%	$8,543	23%	3%
The Americas (excluding the United States)	12,284	29%	9,636	26%	27%
Europe, Africa and the Middle East	9,997	23%	8,053	22%	24%
Asia Pacific (including Australia)	11,398	27%	10,954	29%	4%
Total backlog	$42,453	100%	$37,186	100%	14%